Exhibit 10.16

Memo

To:	[Name]

From:	Peter Platzer

Date:	Friday May 14, 2021

Re:	2021 Salary Adjustment & Annual Performance Bonus

Congratulations on your salary adjustment and eligibility for a cash bonus based on performance!

After a full analysis was done using information from an outside consulting firm comparing your personal compensation against a set of equivalent peer publicly held companies, it was decided and approved by the Spire Board of Directors to adjust your salary to $[Amount] per year effective [Date], 2021.

You will also be eligible to receive an annual Performance Bonus of $[Amount] USD based on Spire “the Company” and you personally achieving defined 2021 targets.

Performance Bonus Eligibility: Effective from Jan 01, 2021, you are eligible to receive a Performance Bonus of $[Amount] USD, if the Company hits predetermined 2021 Company Performance targets and/or if you achieve agreed upon Personal Performance targets (on-target) set by the CEO.

Performance Bonus Weighting: The $[Amount] USD eligible Performance Bonus will be split 50% towards the Company Performance target and 50% towards your Personal Performance targets.

2021 Company Performance Targets: The 2021 Company Performance target has three equally weighted components consisting of the Company’s internal targets for ACV Bookings, generally accepted accounting principles (GAAP) revenue both delivered within the 2021 calendar year, along with U.S. dollars of ACV bookings per head, measured by average total permanent employees throughout the calendar year 2021. Each component’s achievement in percentage is measured individually and then averaged to get the final achievement percentage used for the bonus calculation.

Minimum Company Performance Targets: For the Company Performance target the Company must obtain a minimum final achievement of 80% in order to receive a Company Performance bonus. Once 80% is achieved you will receive the same percentage of actual achievement to the total Company target up to 120% and this percentage will be applied to your eligible Company Performance bonus of $[Amount] USD.

For example, if the final achievement percentage would be 97.6% of your Company Performance target, you would receive $[Amount] USD for your Company Performance bonus.

2021 Personal Performance Targets: You will receive 5 Personal Performance targets to complete with each target worth 20% weighting during the calendar year 2021. The Personal Performance targets will be reviewed, agreed and then finally approved by the CEO. Each target will be assessed by the CEO not only for completion, but for other factors like quality of work and did the targets get delivered per our Core Values. The CEO has the discretion to provide a percentage achieved per target and the average of all 5 of the personal targets will become the total percentage achieved for your 2021 Personal Performance targets.

Minimum Personal Performance Targets: For the Personal Performance targets you must obtain a total minimum achievement, average of all 5 of your Personal Performance targets, of 80% in order to receive a Personal Performance bonus. Once 80% or at least is achieved you will receive the same percentage of actual achievement up to 100% and this percentage will be applied to your eligible Personal Performance bonus of $[Amount] USD

For example, if your Personal Performance total achievement was 80% you would receive $[Amount] USD

Performance Bonus Calculation and Payouts: All performance bonuses will be calculated by early February, 2022 and paid out during the end of the month pay period in February, 2022.

All other terms and conditions of your employment remain as set forth in your offer letter agreement, proprietary information and inventions agreement and, if applicable, your arbitration agreement.

Peter Platzer